CUSIP No.  29270U105                         PAGE 1 OF 17 PAGES


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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                                (Rule 13d-102)

                Information to be included in statements filed
                  pursuant to Rules 13d-1(b), (c) and (d) and
              amendments thereto filed pursuant to Rule 13d-2(b)
                           (Amendment No. ________)*


                             ENERGY PARTNERS, LTD.
-------------------------------------------------------------------------------
                               (Name of Issuer)


                                 Common Stock
-------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                   29270U105
-------------------------------------------------------------------------------
                                (CUSIP Number)


                               December 31, 2001
-------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

/ /  Rule 13d-1(b)
/ /  Rule 13d-1(c)
/X/  Rule 13d-1(d)

-----------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  29270U105                                         PAGE 2 OF 17 PAGES

1. Name of Reporting Person:
   I.R.S. Identification Nos. of above persons (entities only):

   Evercore Capital Partners L.P.
-------------------------------------------------------------------------------

2. Check the Appropriate Box if a Member of a Group            (a) / /
                                                               (b) / /

-------------------------------------------------------------------------------
3. SEC Use Only

-------------------------------------------------------------------------------
4. Citizenship or Place of Organization:  Delaware

-------------------------------------------------------------------------------
     NUMBER OF SHARES       5.     Sole Voting Power:  6,168,263
  BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH  ---------------------------------------------------
                            6.     Shared Voting Power:  0

                            ---------------------------------------------------
                            7.     Sole Dispositive Power:  6,168,263

                            ---------------------------------------------------
                            8.     Shared Dispositive Power:  0


-------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person:  6,168,263

-------------------------------------------------------------------------------
10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
    (See Instructions)                                              / /

-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9):  22.96%

-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions):  PN
-------------------------------------------------------------------------------

CUSIP No.  29270U105                                         PAGE 3 OF 17 PAGES

-------------------------------------------------------------------------------
1. Name of Reporting Person:
   I.R.S. Identification Nos. of above persons (entities only):

   Evercore Capital Partners (NQ) L.P.
-------------------------------------------------------------------------------
2. Check the Appropriate Box if a Member of a Group         (a) / /
                                                            (b) / /

-------------------------------------------------------------------------------
3. SEC Use Only

-------------------------------------------------------------------------------
4. Citizenship or Place of Organization:  Delaware

-------------------------------------------------------------------------------
     NUMBER OF SHARES       5. Sole Voting Power:  1,485,904
  BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
                            ---------------------------------------------------
                            6. Shared Voting Power:  0

                            ---------------------------------------------------
                            7. Sole Dispositive Power:  1,485,904

                            ---------------------------------------------------
                            8. Shared Dispositive Power:  0

-------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person:  1,485,904

-------------------------------------------------------------------------------
10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
    (See Instructions)                                             / /

-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9):  5.53%

-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions):  PN
-------------------------------------------------------------------------------

CUSIP No.  29270U105                                         PAGE 4 OF 17 PAGES

-------------------------------------------------------------------------------
1.        Name of Reporting Person:
          I.R.S. Identification Nos. of above persons (entities only):

          Evercore Capital Offshore Partners L.P.

-------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group        (a) / /
                                                                  (b) / /
-------------------------------------------------------------------------------
3.        SEC Use Only

-------------------------------------------------------------------------------
4.        Citizenship or Place of Organization:  Cayman Islands

-------------------------------------------------------------------------------
     NUMBER OF SHARES       5.     Sole Voting Power:  1,629,686
  BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
                            ---------------------------------------------------
                            6.     Shared Voting Power:  0

                            ---------------------------------------------------
                            7.     Sole Dispositive Power:  1,629,686

                            ---------------------------------------------------
                            8.     Shared Dispositive Power:  0

-------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person:  1,629,686

-------------------------------------------------------------------------------
10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
    (See Instructions)                                            / /

-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9):  6.07%

-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions):  PN

-------------------------------------------------------------------------------

CUSIP No.  29270U105                                         PAGE 5 OF 17 PAGES


-------------------------------------------------------------------------------
1.        Name of Reporting Person:
          I.R.S. Identification Nos. of above persons (entities only):

          Evercore Co-Investment Partnership L.P.
-------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group             (a) / /
                                                                       (b) / /
-------------------------------------------------------------------------------
3.        SEC Use Only

-------------------------------------------------------------------------------
4.        Citizenship or Place of Organization:  Delaware

-------------------------------------------------------------------------------
     NUMBER OF SHARES       5.     Sole Voting Power:  134,057
  BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH

                            ------ --------------------------------------------
                            6.     Shared Voting Power:  0

                            ------ --------------------------------------------
                            7.     Sole Dispositive Power:  134,057

                            ------ --------------------------------------------
                            8.     Shared Dispositive Power:  0

-------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person:  134,057

-------------------------------------------------------------------------------
10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
    (See Instructions)                                             / /


-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9):  0.50%

-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions):  PN
-------------------------------------------------------------------------------

CUSIP No.  29270U105                                         PAGE 6 OF 17 PAGES

-------------------------------------------------------------------------------
1.  Name of Reporting Person:
    I.R.S. Identification Nos. of above persons (entities only):

    Evercore Partners L.L.C.

-------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group            (a) / /
                                                                (b) / /

-------------------------------------------------------------------------------
3. SEC Use Only

-------------------------------------------------------------------------------
4.  Citizenship or Place of Organization:  Delaware

-------------------------------------------------------------------------------
     NUMBER OF SHARES       5.     Sole Voting Power:  9,299,854
  BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
                            ---------------------------------------------------
                            6.     Shared Voting Power:  0

                            ---------------------------------------------------
                            7.     Sole Dispositive Power: 9,283,854

                            ---------------------------------------------------
                            8.     Shared Dispositive Power:  16,000

-------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person:  9,299,854

-------------------------------------------------------------------------------
10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
    (See Instructions)                                             / /

-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9):  34.6%

-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions):  OO
-------------------------------------------------------------------------------

CUSIP No.  29270U105                                         PAGE 7 OF 17 PAGES

------------------------------------------------------------------------------
1.  Name of Reporting Person:
    I.R.S. Identification Nos. of above persons (entities only):


    Evercore Co-Investment G.P. L.L.C.

-------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group              (a) / /
                                                                  (b) / /

-------------------------------------------------------------------------------
3.  SEC Use Only

-------------------------------------------------------------------------------
4.  Citizenship or Place of Organization:  Delaware

-------------------------------------------------------------------------------
     NUMBER OF SHARES       5.     Sole Voting Power:  134,057
  BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
                            ---------------------------------------------------
                            6.     Shared Voting Power:  0

                            ---------------------------------------------------
                            7.     Sole Dispositive Power:  134,057

                            ---------------------------------------------------
                            8.     Shared Dispositive Power:  0

-------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person:  134,057

-------------------------------------------------------------------------------
10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
    (See Instructions)                                             / /

-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9):  0.5%

-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions):  OO
-------------------------------------------------------------------------------

CUSIP No.  29270U105                                         PAGE 8 OF 17 PAGES

------------------------------------------------------------------------------
1. Name of Reporting Person:
   I.R.S. Identification Nos. of above persons (entities only):


          Austin M. Beutner

------------------------------------------------------------------------------
2. Check the Appropriate Box if a Member of a Group                   (a) /  /
                                                                      (b) /  /


------------------------------------------------------------------------------
3. SEC Use Only


------------------------------------------------------------------------------
4. Citizenship or Place of Organization:  United States


------------------------------------------------------------------------------
     NUMBER OF SHARES       5.     Sole Voting Power:  0
  BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH  --------------------------------------------------
                            6.     Shared Voting Power: 0

                            --------------------------------------------------
                            7.     Sole Dispositive Power:  0

                            --------------------------------------------------
                            8.     Shared Dispositive Power:  8,000

------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person:  8,000


------------------------------------------------------------------------------
10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
    (See Instructions)
                                                                         /  /

------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9):  0.03%


------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions):  IN


------------------------------------------------------------------------------

CUSIP No.  29270U105                                         PAGE 9 OF 17 PAGES

------------------------------------------------------------------------------
1. Name of Reporting Person:
   I.R.S. Identification Nos. of above persons (entities only):


   William O. Hiltz

------------------------------------------------------------------------------
2. Check the Appropriate Box if a Member of a Group                  (a) /  /
                                                                     (b) /  /


------------------------------------------------------------------------------
3. SEC Use Only


------------------------------------------------------------------------------
4. Citizenship or Place of Organization:  United States


------------------------------------------------------------------------------
     NUMBER OF SHARES       5.     Sole Voting Power:  150,000
  BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH  --------------------------------------------------
                            6.     Shared Voting Power:  0

                            --------------------------------------------------
                            7.     Sole Dispositive Power:  150,000

                            --------------------------------------------------
                            8.     Shared Dispositive Power:  8,000

------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person:  158,000


------------------------------------------------------------------------------
10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
    (See Instructions)

                                                                        /  /
------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9):  0.59%


------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions):  IN



-----------------------------------------------------------------------------

CUSIP No.  29270U105                                        PAGE 10 OF 17 PAGES



Item 1(a).  Name of Issuer:

            Energy Partners, Ltd.

Item 1(b).  Address of Issuer's Principal Executive Offices

            201 St. Charles Avenue, Suite 3400, New Orleans, LA  70170

Item 2(a).  Name(s) of Person(s) Filing:

            The persons filing this Statement are (i) Evercore Capital Partners L.P, a Delaware limited partnership, (ii) Evercore Capital Partners (NQ) L.P, a Delaware limited partnership,
            (iii) Evercore Capital Offshore Partners L.P, a Cayman Islands exempted limited partnership, (iv) Evercore Co-Investment Partnership L.P., (v) Evercore Partners L.L.C., a Delaware limited liability company, (the general partner of Evercore Capital Partners L.P., Evercore Capital Partners (NQ) L.P., and Evercore Capital Offshore Partners L.P.), (iv) Evercore Co-Investment G.P. L.L.C., a Delaware limited liability company, (the general partner of Evercore Co-Investment Partnership L.P.) (vii) Austin M. Beutner and (viii) William O. Hiltz (together the "Evercore Entities").

Item 2(b).  Address of Principal Business Office or, if none, Residence:

            The address of the principal business office of the Evercore Entities is Evercore Partners Inc., 65 East 55th Street, 33rd Floor, New York, NY 10022.

Item 2(c).  Citizenship

            The citizenship or place of organization of each of the Reporting Persons is set forth on the cover pages.

Item 2(d).  Title of Class of Securities

            This information statement relates to the common stock, $.01 par value, of Energy Partners, Ltd. (the "Common Stock").

Item 2(e).  CUSIP Number

            The CUSIP number of the Common Stock is 29270U105.

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

            (a) /  / Broker or dealer registered under Section 15 of the
                     Exchange Act.

            (b) /  / Bank as defined in Section 3(a)(6) of the Exchange Act.

CUSIP No. 29270U105                                      PAGE 11 of 17 PAGES

            (c) /  / Insurance company as defined in Section 3(a)(19) of the
                     Exchange Act.

            (d) /  / Investment company registered under Section 8 of the
                     Investment Company Act.

            (e) /  / An investment adviser in accordance with
                     Rule 13d-1(b)(1)(ii)(E);

            (f) /  / An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

            (g) /  / A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

            (h) /  / A savings associate as defined in Section 3(b) of the
                     Federal Deposit Insurance Act;

            (i) /  / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

            (j) /  / Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

            Not applicable.

Item 4.     Ownership.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)  Amount beneficially owned:

          See Row 9 of each of the cover pages.

(b)  Percent of class:

          See Row 11 of each of the cover pages.

(c)  Number of shares as to which the person has:

          (i)  Sole power to vote or to direct the vote:

               See Row 5 of each of the cover pages.

         (ii)  Shared power to vote or to direct the vote:

               See Row 6 of each of the cover pages.

        (iii)  Sole power to dispose or to direct the disposition of:

CUSIP No. 29270U105                                        PAGE 12 OF 17 PAGES

               See Row 7 of each of the cover pages.

         (iv)  Shared power to dispose or to direct the disposition of:

               See Row 8 of each of the cover pages.


Item 5.     Ownership of Five Percent or Less of a Class.

               Not applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

               Not applicable.

Item 8.     Identification and Classification of Members of the Group.

               Austin M. Beutner and William O. Hiltz do not affirm the existence of a group with Evercore Capital Partners L.P, Evercore Capital Partners (NQ) L.P, Evercore Capital Offshore Partners L.P, Evercore Co-Investment Partnership L.P., Evercore Partners L.L.C., or Evercore Co-Investment G.P. L.L.C or with one another.

Item 9.     Notice of Dissolution of Group.

               Not applicable.

Item 10.    Certification.

               Not applicable.

CUSIP No. 29270U105                                        PAGE 13 OF 17 PAGES

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    EVERCORE CAPITAL PARTNERS L.P.


                                       S/ ROBERT SEMINARA
                                    ------------------------------------------
                                    NAME:   Robert Seminara
                                    TITLE:  Attorney in Fact for Austin M.
                                    Beutner, Managing Member, Evercore
                                    Partners L.L.C., its General Partner


                                    EVERCORE CAPITAL PARTNERS (NQ) L.P.


                                       S/ ROBERT SEMINARA
                                    ------------------------------------------
                                    NAME:   Robert Seminara
                                    TITLE:  Attorney in Fact for Austin M.
                                    Beutner, Managing Member, Evercore
                                    Partners L.L.C., its General Partner


                                    EVERCORE CAPITAL OFFSHORE PARTNERS L.P.


                                       S/ ROBERT SEMINARA
                                    ------------------------------------------
                                    NAME:  Robert Seminara
                                    TITLE: Attorney in Fact for Austin M.
                                    Beutner, Managing Member, Evercore
                                    Partners L.L.C., its General Partner


                                    EVERCORE CO-INVESTMENT PARTNERSHIP L.P.


                                       S/ ROBERT SEMINARA
                                    ------------------------------------------
                                    NAME:  Robert Seminara
                                    TITLE: Attorney in Fact for Austin M.
                                    Beutner, Managing Member, Evercore
                                    Co-Investment G.P. L.L.C., its General
                                    Partner

CUSIP No. 29270U105                                        PAGE 14 OF 17 PAGES



                                    EVERCORE PARTNERS L.L.C.


                                       S/ROBERT SEMINARA
                                    ------------------------------------------
                                    NAME:   Robert Seminara
                                    TITLE:  Attorney in Fact for Austin M.
                                    Beutner, Managing Member


                                    EVERCORE CO-INVESTMENT G.P. L.L.C.


                                       S/ ROBERT SEMINARA
                                    ------------------------------------------
                                    NAME:   Robert Seminara
                                    TITLE:  Attorney in Fact for Austin M.
                                    Beutner, Managing Member


                                    AUSTIN M. BEUTNER


                                       S/  ROBERT SEMINARA
                                    ------------------------------------------
                                    NAME:   Robert Seminara
                                    TITLE:  Attorney in Fact for Austin M.
                                            Beutner


                                    WILLIAM O. HILTZ


                                       S/ WILLIAM O. HILTZ
                                    ------------------------------------------
                                    NAME:  WILLIAM O. HILTZ

CUSIP No. 29270U105                                        PAGE 15 OF 17 PAGES


                            JOINT FILING AGREEMENT

         We, the signatories of the statement on Schedule 13G to which this Agreement is attached, hereby agree that such statement is, and any amendments thereto filed by any of us will be, filed on behalf of each of us.



                                    EVERCORE CAPITAL PARTNERS L.P.


                                        S/ ROBERT SEMINARA
                                    ------------------------------------------
                                    NAME:   Robert Seminara
                                    TITLE:  Attorney in Fact for Austin M.
                                    Beutner, Managing Member, Evercore
                                    Partners L.L.C., its General Partner



                                    EVERCORE CAPITAL PARTNERS (NQ) L.P.


                                        S/ ROBERT SEMINARA
                                    ------------------------------------------
                                    NAME:   Robert Seminara
                                    TITLE:  Attorney in Fact for Austin M.
                                    Beutner, Managing Member, Evercore
                                    Partners L.L.C., its General Partner



                                    EVERCORE CAPITAL OFFSHORE PARTNERS L.P.


                                        S/ ROBERT SEMINARA
                                    ------------------------------------------
                                    NAME:  Robert Seminara
                                    TITLE: Attorney in Fact for Austin M.
                                    Beutner, Managing Member, Evercore
                                    Partners L.L.C., its General Partner



                                    EVERCORE CO-INVESTMENT PARTNERSHIP L.P.


                                       S/ ROBERT SEMINARA
                                    ------------------------------------------
                                     NAME:  Robert Seminara
                                     TITLE: Attorney in Fact for Austin M.
                                     Beutner, Managing Member, Evercore
                                     Co-Investment G.P. L.L.C., its General
                                     Partner

CUSIP No. 29270U105                                        PAGE 16 OF 17 PAGES

                                     EVERCORE PARTNERS L.L.C.


                                        S/ROBERT SEMINARA
                                     -----------------------------------------
                                     NAME:   Robert Seminara
                                     TITLE:  Attorney in Fact for Austin M.
                                     Beutner, Managing Member


                                     EVERCORE CO-INVESTMENT G.P. L.L.C.


                                        S/ ROBERT SEMINARA
                                     -----------------------------------------
                                     NAME:   Robert Seminara
                                     TITLE:  Attorney in Fact for Austin M.
                                     Beutner, Managing Member


                                     AUSTIN M. BEUTNER


                                        S/  ROBERT SEMINARA
                                     -----------------------------------------
                                     NAME:   Robert Seminara
                                     TITLE:  Attorney in Fact for Austin M.
                                     Beutner


                                     WILLIAM O. HILTZ


                                        S/ WILLIAM O. HILTZ
                                     -----------------------------------------
                                     NAME:  WILLIAM O. HILTZ

CUSIP No. 29270U105                                        PAGE 17 OF 17 PAGES


                               POWER OF ATTORNEY



     The undersigned hereby appoints Robert V. Seminara with power of attorney to sign any documentation related to the Form 5 and the Schedule 13G Securities and Exchange Commission filings by Evercore Partners L.L.C., Evercore Capital Partners L.P., Evercore Capital Partners (NQ) L.P., Evercore Capital Offshore Partners L.P., Evercore Co-Investment G.P. L.L.C. and Evercore Co-Investment Partnership L.P.

     The undersigned also hereby appoints Robert V. Seminara with power of attorney to sign any documentation related to the Form 5 and the Schedule 13G Securities and Exchange Commission filings on behalf of himself as an individual. This power of attorney is dated as of February 13, 2002 will expire on February 15, 2002.



                             EVERCORE PARTNERS L.L.C., as General Partner of Evercore Capital Partners L.P. and Evercore Capital Partners (NQ) L.P. and as Investment General Partner of Evercore Capital Offshore Partners L.P.

                             EVERCORE CO-INVESTMENT G.P. L.L.C., as General Partner of Evercore Co-Investment Partnership L.P.

                                 S/  AUSTIN M. BEUTNER
                             -------------------------------------------------
                             NAME:   Austin M. Beutner
                             TITLE:  Managing Member


                                 S/  AUSTIN M. BEUTNER
                             -------------------------------------------------
                             NAME:   Austin M. Beutner